Exhibit 99.10

CIBUS, INC. 2017 OMNIBUS INCENTIVE PLAN

(F/K/A CALYXT, INC. 2017 OMNIBUS INCENTIVE PLAN)

NOTICE OF RESTRICTED STOCK AWARD

###PARTICIPANT_NAME###

Subject to the terms and conditions set forth in this notice of grant (the “Notice”) and the Restricted Stock Agreement (the Notice and Restricted Stock Agreement constituting this “Award Agreement”), Cibus, Inc., a Delaware corporation (formerly Calyxt, Inc.) (the “Company”) has granted you an award of Restricted Stock (the “Award”). The Award is granted under and is subject to the Cibus, Inc. 2017 Omnibus Incentive Plan (f/k/a Calyxt, Inc. 2017 Omnibus Incentive Plan), as amended (the “Plan”). Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Plan. The provisions of the Plan shall control in the event of a conflict among the provisions of the Plan, this Notice, the Award Agreement and any descriptive materials provided to you.

Date of Grant:	###GRANT_DATE###

Total Number of Shares of Restricted Stock:	###TOTAL_AWARDS###

First Vest Date:	###FIRST_VEST_DATE###

Vesting/Exercise Schedule:	Subject to Sections 2(n) and 19(g) of the Plan and Section 8 of the Award Agreement, so long as your Continuous Service Status does not terminate, the Restricted Stock shall vest in accordance with the provisions of the Award Agreement.

Transferability:	You may not transfer this Award.

You are advised to consult with your own tax advisors in respect of any tax consequences arising in connection with this Award. In addition, your rights to any Shares underlying this Award will be earned only as you provide services to the Company over time, that the grant of this Award is not as consideration for services you rendered to the Company prior to the Date of Grant, and that nothing in this Notice or the attached documents confers upon you any right to continue your employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause. However, there is no guarantee that the Internal Revenue Service will agree with the valuation, and by signing below, you agree and acknowledge that the Company and the Administrator shall not be held liable for any applicable costs, taxes, or penalties associated with this Award if, in fact, the Internal Revenue Service were to determine that this Award constitutes deferred compensation under Section 409A of the Code.

Participant acknowledges and agrees that by clicking the “Accept Grant Online” button on the “Notice and Award Agreement”, it will act as the Participant’s electronic signature to this Agreement and will constitute Participant’s acceptance of and agreement with all of the terms and conditions of the Award, as set forth in the Notice, the Award Agreement, and the Plan.

THE COMPANY:

CIBUS, INC.

By:
Name:
Title:

2

CIBUS, INC. 2017 OMNIBUS INCENTIVE PLAN

(F/K/A CALYXT, INC. 2017 OMNIBUS INCENTIVE PLAN)

RESTRICTED STOCK AGREEMENT

Participant acknowledges and agrees that by clicking the “Accept Grant Online” button on the “Notice and Award Agreement”, it will act as the Participant’s electronic signature to this Agreement and will constitute Participant’s acceptance of and agreement with all of the terms and conditions of the Award, as set forth in the Notice, the Award Agreement, and the Plan.

1. Grant of Restricted Stock. Cibus, Inc., a Delaware corporation (formerly Calyxt, Inc.) (the “Company”), hereby grants to ###PARTICIPANT_NAME###, (“Participant”), the number of Shares of Restricted Stock (“Restricted Stock” or “Award”) set forth in the Notice of Restricted Stock Award Grant (the “Notice”), subject to the terms, definitions and provisions of the Cibus, Inc. 2017 Omnibus Incentive Plan (f/k/a Calyxt, Inc. 2017 Omnibus Incentive Plan), as amended (the “Plan”) adopted by the Company, which is incorporated in this agreement (this “Agreement”) by reference. The Restricted Stock shall be a Substitute Award under the Plan. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Plan.

2. Book Entry Account. Within a reasonable time following the Date of Grant (as defined in the Notice), the Company shall instruct its transfer agent to establish a book entry account representing the Restricted Stock in Participant’s name effective as of the Date of Grant, provided that the Company shall retain control over the account until the Restricted Stock has vested.

3. Vesting of Restricted Stock. Provided that the Participant’s Continuous Service Status does not terminate from the Date of Grant through each Vesting Date (as defined below) as applicable, inclusive (the “Restricted Period”), this Award shall vest as follows:

•	[[•] Shares of Restricted Stock will vest on the First Vest Date (as defined in the Notice); and

•

the remaining [•] Shares of Restricted Stock will vest in substantially equal installments (rounded up to the nearest whole number) over the next 36 calendar months following the First Vest Date beginning on the last day of the first full calendar month immediately following the First Vest Date and continuing on the last date of each full calendar month thereafter, provided that [•] Shares of Restricted Stock will vest on the final Vesting Date;] [OR]

•

[the Shares of Restricted Stock will vest in substantially equal installments (rounded up to the nearest whole number) over the [•] calendar months following the Date of Grant (as defined in the Notice) beginning on the last day of the first full calendar month immediately following the Date of Grant and continuing on the last date of each full calendar month thereafter, provided that [•] Shares of Restricted Stock will vest on the final Vesting Date;] [OR]

•	[100% of the Shares of Restricted Stock will vest on November 11, 2023;] [OR]

•	[[•] Shares of Restricted Stock will vest on the First Vest Date (as defined in the Notice); and

•

the remaining [•] Shares of Restricted Stock will vest in substantially equal installments (rounded up to the nearest whole number) over the next [•] calendar quarters following the First Vest Date beginning on the last day of the first full calendar quarter and continuing on the last day of each full calendar quarter thereafter provided that [•] Shares of Restricted Stock will vest on the final Vesting Date;]

(each date above a “Vesting Date”), provided that if (i) a Triggering Event occurs, and (ii) Participant is not offered Continued Employment (as defined below) upon the Triggering Event, 100% of the total number of Shares of Restricted Stock shall immediately vest upon such Triggering Event to the extent not already vested and the date of such Triggering Event shall be a “Vesting Date” with respect to the number of Shares of Restricted Stock that vest on such date. For purposes of this Agreement, “Continued Employment” means employment with the Company that does not require the Participant to relocate and does not result in a substantial change in the Participant’s duties to the Company as in effect immediately prior to the applicable Triggering Event.

4. Tax Liability; Withholding Requirements. If the Company is required to withhold any Federal, state, local or foreign tax in connection with the Restricted Stock, Participant agrees to pay or make adequate provision for payment of all such taxes, whether by withholding, direct payment to the Company, or otherwise. Regardless of any action the Company takes with respect to any or all income tax, social security, payroll tax, or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld. Participant further acknowledges that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting, settlement of the Award, the subsequent sale of Shares and (b) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.

If Participant is not subject to Section 16 of the Exchange Act and Participant fails to make adequate provision for applicable tax withholding obligations (or where the amount of money provided is insufficient to satisfy the applicable obligations), Participant authorizes the Company, in its discretion, to satisfy the obligations with regard to all Tax-Related Items by (x) withholding from Participant’s wages or other cash compensation paid to Participant, (y) withholding through a net settlement or (z) a combination of the foregoing. If Participant is subject to Section 16 of the Exchange Act, Participant agrees that the Company will withhold Shares having a value equal to the amount required to be withheld for all Tax-Related Items, unless the Board or its compensation committee otherwise specifies one or more of the other methods set forth in this Section 4 to be utilized for satisfying obligations with respect to all Tax-Related Items.

5. Terms and Conditions. It is understood and agreed that the Award evidenced hereby is subject to the following terms and conditions:

(a) Stockholder Rights. On the Date of Grant, ownership of the Restricted Stock shall immediately transfer to Participant and, except for the substantial risk of forfeiture and the restrictions on transfer and other terms and conditions expressly set forth herein, the Participant shall have all voting, dividend, distribution and any other rights as a shareholder of the Company as may apply to the Common Stock generally.

(b) Dividends. Notwithstanding anything herein to the contrary, during the Restricted Period any stock dividend or in-kind dividend or distributions with respect to the Restricted Stock paid on Shares of Restricted Stock shall be held by the Company until the related Restricted Stock vests in accordance with Section 3 and shall remain subject to the forfeiture provisions to the same extent and at the same time as the Restricted Stock to which such dividends or distributions relate. Such amount shall be paid to the Participant on the date on which the Restricted Stock vests in the same form (cash, Shares or other property) in which such dividend is paid to holders of Shares generally. Any Shares that the Participant is eligible to receive pursuant to this Section 5(b) are referred to herein as “Dividend Shares.”

6. No Right to Continued Service. The grant of an Award shall not be construed as conferring upon the Participant any right to continue his or her employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with the Participant’s right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause.

7. No Right to Future Awards. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

8. Termination of Relationship. On the date of termination of Participant’s Continuous Service Status for any reason, including the Participant’s death or Disability (the “Termination Date”), the unvested Shares of Restricted Stock shall be forfeited immediately and Participant shall lose all rights to the unvested Shares of Restricted Stock. Notwithstanding the foregoing, any Restricted Stock Award granted to an individual who is nominated to become a Director and is not an Employee or Consultant or a director of the Company at the time of grant shall be forfeited in its entirety if such individual does not commence providing services to the Company within 12 months after the Date of Grant of such Restricted Stock Award.

9. Transferability of Restricted Stock. During the Restricted Period, the Participant shall not be permitted to sell, pledge, encumber, assign dispose of, or transfer in any manner the Restricted Stock otherwise than by will or by the laws of descent or distribution. The terms of this Award shall be binding upon the executors, administrators, heirs, successors and assigns of Participant. Upon vesting such Restricted Stock (including Dividend Shares) shall be fully assignable, alienable, saleable and transferrable by the Participant; provided that any such assignment, alienation, sale, transfer or other alienation with respect to such Shares shall be in accordance with applicable securities laws and any applicable Company policy.

10. Not Salary, Pensionable Earnings or Base Pay. The Participant acknowledges that the Award shall not be included in or deemed to be a part of (a) salary, normal salary or other ordinary compensation, (b) any definition of pensionable or other earnings (however defined) for the purpose of calculating any benefits payable to or on behalf of the Participant under any pension, retirement, termination or dismissal indemnity, severance benefit, retirement indemnity or other benefit arrangement of the Company or any Subsidiary or (c) any calculation of base pay or regular pay for any purpose.

11. Forfeiture Upon Breach of Certain Other Agreements. The Participant’s breach of any non-competition, non-solicitation, confidentiality, non-disparagement, assignment of inventions or other intellectual property agreement that the Participant may be a party to with the Company or any Affiliate, in addition to whatever other equitable relief or monetary damages that the Company or any Affiliate may be entitled to, shall result in automatic rescission, forfeiture, cancellation or return of any Restricted Stock (whether or not vested) held by the Participant.

12. Recoupment/Clawback. This Agreement and the Restricted Stock Award will be subject to any applicable clawback, recoupment, recapture or recovery policy of the Company as may be adopted by the Board or Committee and in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded) (the “Compensation Recovery Policy”) and that the applicable provisions of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the Date of Grant.

13. Effect of Agreement. Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Award terms), and hereby accepts this Award and agrees to be bound by its contractual terms as set forth herein and in the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Plan Administrator regarding any questions relating to this Award. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Agreement, the Plan terms and provisions shall prevail.

14. Miscellaneous.

(a) Governing Law; Waiver of Jury Trial. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. BY RECEIPT OF THIS AWARD, THE PARTICIPANT WAIVES ANY RIGHT THAT THE PARTICIPANT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE PLAN.

(b) Participant Undertaking; Acceptance. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the Award pursuant to this Agreement. The Participant acknowledges receipt of a copy of the Plan and this Agreement and understands that material definitions and provisions concerning the Award and the Participant’s rights and obligations with respect thereto are set forth in the Plan. The Participant has read carefully, and understands, the provisions of this Agreement and the Plan.

(c) Dispute Resolution. Any dispute or claim arising out of, under or in connection with the Plan or any Award Agreement shall be submitted to arbitration in Delaware and shall be conducted in accordance with the rules of, but not necessarily under the auspices of, the American Arbitration Association rules in force when the notice of arbitration is submitted. The arbitration shall be conducted before an arbitration tribunal, one selected by the Company, one selected by the Participant, and the third selected by the first two. The Participant and the Company agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages.

(d) Entire Agreement; Enforcement of Rights. This Agreement, together with the Notice to which this Agreement is attached and the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges and supersedes all prior and contemporaneous discussions, arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(e) Amendment; Waiver. Except as contemplated under the Plan, no modification of or amendment to this Agreement that has a material adverse effect on the Participant, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement; provided that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party; provided that no waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under Applicable Laws, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement and a substantially similar provision shall be inserted that as closely as possible reflects the intent of the parties shall be substituted in place of such unenforceable provision, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

(g) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice:

If to the Company:

Cibus, Inc.

6455 Nancy Ridge Drive

San Diego, CA 92121

Attention:

Email:

If to the Participant:

At the Participant’s most recent address in the Company’s records.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(i) Successors and Assigns; No Third-Party Beneficiaries. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Participant under this Agreement may not be assigned without the prior written consent of the Company. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

15. Data Privacy Notice and Consent. By participating in the Plan, the Participant consents to the holding and processing of personal information provided by the Participant to the Company or any subsidiary, trustee or third-party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

(a) administering and maintaining Participant records;

(b) providing information to the Company, Subsidiaries, trustees of any employee benefit trust, registrars, brokers or third-party administrators of the Plan;

(c) providing information to future purchasers or merger partners of the Company or any subsidiary, or the business in which the Participant works; and

(d) transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

* * * * *

IN WITNESS WHEREOF, the Company has executed this Agreement effective as of the Date of Grant set forth in the accompanying Notice.

THE COMPANY:

CIBUS, INC.

By:
Name:
Title:

I [    ] , spouse of ###PARTICIPANT_NAME###, have read and hereby approve the foregoing terms set forth in this Agreement. In consideration of the Company’s granting my spouse the right to receive Shares as set forth in this Agreement, I hereby agree to be irrevocably bound by this Agreement and further agree that any community property or other such interest shall hereby by similarly bound by this Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under this Agreement.

Spouse of ###PARTICIPANT_NAME###, (if applicable)